Exhibit 99.1

Delek Logistics Partners, LP and Delek Logistics Finance Corp. Announce Tender Offer for Any and All of their Outstanding 6.75% Senior Notes due 2025

BRENTWOOD, Tenn., February 28, 2024 - Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) and Delek Logistics Finance Corp., a subsidiary of Delek Logistics (together with Delek Logistics, the “Offerors”), announced today that they have commenced a cash tender offer (the “Offer”) for any and all of their outstanding 6.75% Senior Notes due 2025 (the “Notes”), upon the terms and conditions set forth in the Offer to Purchase, dated as of February 7, 2024, and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “Offer Documents”). The Offer will expire at 5:00 p.m., New York City time, on March 8, 2024, unless extended or earlier terminated (as such time may be extended, the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time, and whose Notes are accepted for purchase, will be entitled to receive the tender consideration equal to $1,000.80 per $1,000.00 principal amount of Notes accepted for purchase.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date up to, but excluding, the applicable settlement date accepted for purchase. Provided the conditions to the Offer, including the Financing Condition (as defined below), have been satisfied or waived, settlement for Notes tendered prior to the Expiration Time and accepted for purchase is expected to occur on March 13, 2024.

The Offer is contingent upon, among other things, the Offerors’ consummation, on terms and conditions satisfactory to the Offerors, of the concurrent bond offering announced today (the “Concurrent Offering”) and the receipt of net proceeds therefrom, together with other sources of liquidity, sufficient to purchase the Notes tendered in the Offer and the fees and expenses related thereto (the “Financing Condition”). The Offer is not conditioned on any minimum amount of Notes being tendered. The Offer may be amended, extended or terminated, and any condition with respect thereto may be waived by the Offerors in their sole discretion. There is no assurance that the Offer will be subscribed for in any amount.

Substantially concurrently with the commencement of the Offer, the Offerors issued a conditional notice of full redemption to redeem all outstanding Notes not purchased in the Offer and that remain outstanding pursuant to the indenture governing the Notes. Nothing in this announcement should be construed as a notice of redemption with respect to the Notes, as any redemption will be made pursuant to a notice of redemption in accordance with the indenture governing the Notes.

Available Documents and Other Details

In connection with the Offer, the Offerors have retained Wells Fargo Securities, LLC as the Dealer Manager. Questions regarding the Offer should be directed to Wells Fargo Securities, LLC at liabilitymanagement@wellsfargo.com, Attn: Liability Management Group or by calling collect at (704) 410-4820 or toll-free at (866) 309-6316. Requests for copies of the Offer Documents should be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the Offer, at delek@dfking.com or by calling (888) 628-1041 (toll free) or (212) 269-5550. These documents are also available at www.dfking.com/delek.

None of the Offerors, the Dealer Manager, the Tender Agent and Information Agent, the trustee under the indenture governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Offer. Holders must make their own decision as to whether to participate in the Offer and, if so, the principal amount of Notes as to which action is to be taken.

This press release is for information purposes only, and does not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. Neither this press release nor the Offer Documents is an offer to sell or a solicitation of an offer to buy debt securities in the Concurrent Offering or any other securities. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline, transportation, and other services for its customers in crude oil, intermediates, refined products, natural gas, storage, wholesale marketing, terminalling water disposal and recycling.

Delek US Holdings, Inc. (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the Offerors’ intention to purchase any Notes or to engage in any debt financing transactions. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Delek Logistics’ control. Delek Logistics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, market risks and uncertainties, including those which might affect the offering, and the impact of any natural disasters or public health emergencies. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Delek Logistics’ filings and reports with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K for the year ended December 31, 2023 and other reports and filings with the SEC.